CONSENT OF JAMES D. HEPNER, CPA

I hereby consent to inclusion of my name under the section "Experts" in the Form S-1 Registration Statement of $8,000,000 aggregate amount of limited partnership interests (the "Units") in Atlas Futures Fund, Limited Partnership to be filed with the Securities and Exchange Commission and the securities administrators for the states selected by the General Partner. Without further consent of the undersigned, the General Partner will cause such changes to the Form S-1 as are appropriate in response to the comments of said Commission and administrators and, thereafter, deliver the Prospectus to prospective investors.


                                               ____________________________
                                               James D. Hepner
                                               1824 N. Normandy
                                               Chicago, IL  60635

Date:  _____________________________